                                                                 Exhibit 10.1.35

                               February 16, 1999




Neoprobe Corporation
425 Metro Place North, Suite 300
Dublin , Ohio  43017-1367

       RE:    FINANCIAL ADVISORY AGREEMENT

Dear Sirs:

       1. This is to confirm our understanding that Paramount Capital, Inc. ("Paramount"), its affiliates and designees have been engaged as a non-exclusive financial advisor of Neoprobe Corporation (the "Company") for a period of twenty-four (24) months commencing on the date hereof (as extended pursuant to Paragraph 12 hereto, or by mutual agreement of the parties hereto, the "Term").

       2.     (a)    The Company will pay Paramount a non-refundable retainer
fee for services provided by Paramount hereunder in an amount equal to one hundred fifty thousand dollars ($150,000), minimum engagement of twenty-four
(24) months, payable in equal monthly installments; provided, however, that the Company may prepay this amount in whole or in part at any time after the execution of this Agreement, at its discretion.

              (b) The Company will sell to the Paramount and/or its designees, for $.001 per warrant, warrants (the "Advisory Options") to acquire a number of newly issued Units equal to five percent (5%) of the number of Units issued in the Offering, exercisable for a period of five (5) years at an exercise price equal to $100,000, each "Unit" consisting of (a) one thousand (1,000) shares of 5% Series B Preferred Stock ("Preferred Stock") and (b) Class L Warrants (the "Warrants") to purchase 97,087 shares of common stock of the Company, par value $.001 (the "Common Stock"). The Company agrees with Paramount and its successors and assigns that the securities underlying the Advisory Options will not be subject to redemption by the Company nor will they be callable or subject to mandatory conversion by the Company. The Advisory Options cannot be transferred, sold, assigned or hypothecated for six (6) months except that they may be assigned in whole or in part during such period to any NASD member or any officer or employee of Paramount Agent or any such NASD member. The Advisory Options will contain a cashless exercise feature and antidilution provisions and the right to have the Common Stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrants underlying such Advisory Options included on the Company's next filed shelf registration statement.

              (c) The Company also agrees to pay in cash all out-of-pocket expenses incurred by Paramount in providing its services hereunder, including reasonable fees and disbursements of Paramount's counsel, such expenses to be paid upon submission of a bill or bills by Paramount from time to time. If any individual expense shall exceed $5,000, Paramount agrees to obtain prior written authorization for such expense from the Company.

       3. Upon the Closing of each Investment (as defined below) during the Term or during the twelve-month period following the expiration or earlier termination of the Term, the Company shall pay to Paramount a fee in an amount equal to five percent (5%) of the aggregate value of such Investment and shall issue to Paramount warrants to purchase an amount of securities equal to five percent (5%) of the securities sold as part of such Investment at an exercise price equal to one-hundred-ten percent (110%) of the price of such securities, exercisable until five (5) years from the date of issuance of such warrants. For the purposes of this Agreement, an Investment shall mean any original issuance of securities of the Company which is made during the Term, other than the initial purchase of the Company's Series B 5% Convertible Preferred Stock and Warrants to Purchase Common Stock under the Preferred Stock and Warrant Purchase Agreement dated as of February 16, 1999, or during the twelve-month period following the expiration of the Term by an investor first introduced to the Company by or through Paramount during or prior to the Term; provided, however, that no compensation shall be due to Paramount pursuant to this paragraph 3 for an Investment with respect to which Paramount is entitled to compensation pursuant to an agreement which supersedes this paragraph 3 and provided further that if the terms of both such superseding agreement and this Agreement would be applicable to any particular investment, the terms of such superseding agreement shall govern and Paramount shall be entitled to the compensation set forth therein.

       4.     (a)    Should the Company enter into an agreement with a party
first introduced to the Company by or through Paramount during or prior to the Term pursuant to which the Company consummates a sale, merger, consolidation, tender offer, business combination or similar transaction involving a majority of the business assets or stock of the Company (a "Sale") during the Term, or during the twelve-month period following the expiration of such Term, then the Company shall pay Paramount: (i) a cash fee equal to six percent (6%) of the aggregate cash consideration paid to the Company by the acquiror, such fee to be payable in cash simultaneously with the closing of such Sale; and (ii) a payment in the form of equity securities in an amount to be agreed upon between the parties, but in no event shall the equity received be worth less than six percent (6%) of any equity securities received by the Company (or the aggregate amount of equity securities received by the Company's shareholders) as a result of the Sale.

              (b) Should the Company enter into an agreement with a party first introduced to the Company by or through Paramount during or prior to the Term pursuant to which the Company consummates a transaction wherein the Company acquires all or substantially all of the business assets or stock of another entity in which the Company is the surviving entity (an "Acquisition") during the Term, or during the twelve-month period following the expiration of such Term, then the Company shall pay Paramount: (i) a cash fee equal to six percent (6%) of the aggregate cash consideration paid by the Company to the entity acquired, such fee to be payable in cash simultaneously with the closing of such Acquisition; and (ii) a payment in the form of equity securities of the Company in an amount to be agreed upon between the parties, but in no event shall the equity received be worth less than six percent (6%) of any equity securities paid by the Company as a result of the Acquisition.

              (c) For purposes of calculating Paramount's fee under this Paragraph 4, the aggregate consideration paid with respect to the business, assets or stock of the Company shall be equal to the total of all cash, securities and/or other assets paid for such business, assets or stock by the acquiror. Aggregate consideration shall also include: (i) any commercial bank or similar indebtedness of the Company which is repaid or for which the responsibility to pay is assumed by the acquiror in connection with such transaction; (ii) the greater of the stated value or the liquidation value of preferred stock of the Company which is assumed or acquired by the acquiror and which is not converted into common stock upon the consummation of such transaction; (iii) future payments for which the acquiror is obligated absolutely ("Acquiror Future Payments"); and (iv) future payments for which the acquiror is obligated upon the attainment of milestones or financial results ("Acquiror Contingent Payments"). The fee to be paid to Paramount as a result of Acquiror Future Payments shall be paid upon the date of closing of such Acquisition and shall be valued at the present value of the Acquiror Future Payments. The fee to be paid to Paramount as a result of Acquiror Contingent Payments shall be paid upon the receipt of such payments by the Company. In the event that a Sale of the Company or an Acquisition by the Company is consummated through a multiple-step transaction wherein the acquiror is not obligated either absolutely or upon the attainment of milestones or financial results to make future payments to further increase the acquiror's ownership in the Company (the "Multiple-Step Payments"), the Company agrees to pay Paramount a fee on such Multiple-Step Payments which shall be calculated pursuant to this Paragraph 4. Such fee shall be paid to Paramount upon receipt by the Company of such Multiple-Step Payments and shall be in addition to the fee paid to Paramount in the first step of such transaction.

       5. Should the Company enter into an agreement with an investor first introduced to the Company by or through Paramount during or prior to the Term pursuant to which the Company consummates a Strategic Alliance(s) (as defined below) during the term, or during the twelve-month period following the expiration of such Term, then the Company shall pay Paramount: (a) a cash fee equal to six percent (6%) of the present value of the Aggregate Consideration (as defined below) to be received by the Company, its shareholders or employees in each such transaction; and (b) a payment in the form of equity securities in an amount to be agreed upon between the parties, but in no event less than six percent (6%) of any equity securities received by the Company. Such fee shall be paid to Paramount in cash simultaneously with the closing of each such transaction. For the purpose of calculating Paramount's fee under this Paragraph 5, Aggregate Consideration shall include, but not be limited to: (i) all payments made at the closing of such transaction for equity securities, equity security rights or similar rights; (ii) technology access fees or similar up-front payments, (iii) other future payments, including without limitation, licensing fees, lump sum payments, royalties and deferred technology access fees, to be made to the Company or its employees for which the Strategic Alliance partner(s) or other counter-parties (each a "Partner") is obligated either absolutely ("Strategic Future Payments") or upon the attainment of milestones or on a percentage or royalty basis ("Strategic Contingent Payments"); (iv) funding provided, arranged or introduced by the Partner (through reimbursement or otherwise) relative to research and development, testing, clinical trials and related expenditures, whether such work is performed, subcontracted or managed by the Company or the Partner; and
(v) the repayment or assumption by the Partner of obligations of the Company, including indebtedness for money borrowed or amounts owed by the Company to inventors or owners of technology. It is further understood that Aggregate Consideration shall not be reduced by the amount of the fee due to Paramount hereunder. Any portion of the Aggregate Consideration constituting Strategic Future Payments shall be paid at closing and shall be valued at the present value of the Strategic Future Payments. The fee to be paid to Paramount as a result of Strategic Contingent Payments shall be paid upon the receipt of such payments and shall be in addition to any fees paid at closing. A "Strategic Alliance" may include, but is not limited to: (i) any joint venture, partnership, license or other contract for the research, development, manufacturing, marketing, distribution, sale or other activity relating to the Company's present and/or future products or proposed products; (ii) the purchase of, or commitment to purchase from the Company, less than a majority of the business, assets or stock of the Company by one or more Partner(s);
(iii) the sale of any of the Company's assets or any rights in respect to its products and/or technology; and (iv) a commitment to provide funding for all or part of the Company's research and development activities, whether such work is performed or managed by the Company or such Partner(s).

       For purposes of calculating the present value of any Strategic Future Payments, Strategic Contingent Payments, Acquiror Future Payments or Acquiror Contingent Payments, the Company and Paramount agree to discount all such payments by a discount factor equal to fifteen percent (15%) per annum, and, where necessary, to use the projections which have been provided to prospective Partners in the course of the transaction to quantify these Strategic Future Payments, Strategic Contingent Payments, Acquiror Future Payments or Acquiror Contingent Payments. For the purposes of calculating Paramount's fee, securities constituting part of Aggregate Consideration which are traded on a national or recognized foreign securities exchange or the Nasdaq National Market System shall be valued at the last closing bid price thereof prior to the date of the consummation or closing of any such transaction. Such securities which are traded over-the-counter shall be valued at the mean between the latest bid and asked prices prior to date of the consummation or closing of any such transaction. Should the Company enter into a transaction with a third party introduced to it by Paramount, Paramount shall be entitled to compensation pursuant to either this paragraph 5 or paragraph 4, but not both.

       6. Should Paramount introduce the Company to a potential product, process, intellectual property or technology which is subsequently licensed or otherwise acquired by the Company, the Company and Paramount shall negotiate in good faith a fee for such introduction provided that in no event shall such fee be less than: (a) two hundred thousand dollars ($200,000) in cash; and (b) an equity payment in an amount to be agreed upon between the parties, but in no event less than ten percent (10%) of the total outstanding shares on a fully diluted basis of any subsidiary through which any such potential product, process, intellectual property or technology may be owned or developed.

       7. In the event that the Company, its directors or management initiate any discussions with a third party in furtherance of any Sale, Acquisition, Investment or Strategic Alliance or receive any meaningful inquiry or are aware of the interest of any third party concerning a Sale, Acquisition, Investment or Strategic Alliance which is the subject of this Agreement, they shall promptly inform Paramount of the party and its interest.

       8. Any financial advice rendered by Paramount pursuant to this Agreement, as well as the existence of this Agreement, shall not be disclosed publicly in any manner without Paramount's prior written approval and shall be treated by the Company as confidential information; provided, however, that if Paramount has refused to give prior written approval and the Company has obtained a written opinion of independent counsel stating that such action is necessary for the Company to comply with such action and that any course of action not involving disclosure would likely result in a violation of law. The Company shall provide Paramount with all financial and other information requested by Paramount for the purposes of rendering its services pursuant to this Agreement.

       9.     (a)    The Company agrees not to divulge information which
Paramount discloses to it and which is marked as "Confidential" (the "Confidential Information") to any third party or parties. The Company further agrees to limit disclosure only to those of its officers, employees, agents, affiliates and consultants as the Company considers necessary. The Company shall use its best efforts to prevent the disclosure of the Confidential Information as provided herein. This obligation shall be binding upon the Company and shall continue for a period of five (5) years from the date of this Agreement.

       10. All non-public information given to Paramount by the Company shall not be divulged by Paramount to any third parties and shall be treated by Paramount as confidential information and shall not be used by Paramount except in rendering its services pursuant to this Agreement. Paramount may rely, without independent verification, on the accuracy and completeness of any information furnished to Paramount by the Company, subject to its obligations under the securities laws.

       11. In the event that Paramount becomes involved in any capacity in any action, proceeding, investigation or inquiry in connection with any matter referred to in this Agreement or arising out of the matters contemplated by this Agreement, the Company shall reimburse Paramount for its legal and other expenses (including the cost of any investigation and preparation) as they are incurred by Paramount in connection therewith. The Company also agrees to indemnify each of Paramount, the directors, officers, employees and agents thereof (the "Indemnitees"), pay on demand and protect, defend, save and hold each Indemnitee harmless from and against any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, attorneys' fees) (any of the foregoing, a "Claim") incurred by or asserted against any Indemnitee of whatever kind or nature, arising from, in connection with or occurring as a result of this Agreement or the matters contemplated by this Agreement. The foregoing agreement shall be in addition to any rights that any Indemnitee may have at common law or otherwise. This indemnity shall not apply to the gross negligence or willful misconduct of Paramount. This indemnity shall not apply to Claims resulting from the intentional misconduct of Paramount.

       12. The Term of this Agreement shall be twenty-four (24) months commencing on the date hereof. Thereafter, this Agreement shall continue on a month to month basis until terminated by either party upon not less than thirty
(30) days notice with the monthly retainer fee payable on the first day of each month (the "Extended Term"); provided, however, regardless of any termination, the rights to compensation contained in Paragraphs 4 and 5 and to indemnity and reimbursement contained in Paragraph 11 shall survive. In addition to any retainer fees, Paramount shall be entitled to the reimbursement of reasonable expenses incurred by Paramount as a result of services rendered prior to the date of the termination.

       13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. The parties hereto irrevocably consent to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument. In any such action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with this Section 13. Within thirty (30) days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding, the party so served shall appear or answer such summons, complaint or other process.

       14. This Agreement shall be binding upon Paramount and the Company and the successors and assigns of Paramount. The Company shall not assign or sell all or substantially all of the Company's business and/or assets without first requiring in writing that such assignee or successor is bound by the provisions of this Agreement.

       15.    (a)    Paramount shall not be in any way precluded from (i)
entering into similar agreements with companies which engage in similar business activities or lines of business as the Company or developing or marketing any products, services or technologies that do or may in the future compete, directly or indirectly, with those of the Company, (ii) investing or owning any interest publicly or privately in, or developing a business relationship with, any corporation, partnership or other person or entity engaged in the same or similar activities or lines or business as, or otherwise in competition with, the Company or (iii) doing business with any client, collaborator, licensor, consultant, vendor or customer of the Company. Paramount and any of its officers, directors, employees or former employees and affiliates shall not have any obligation, or be liable, to the Company solely on account of the conduct described in the preceding sentence. The Company recognizes that Paramount is not obligated to present any opportunities for an Investment, Sale, Acquisition, Strategic Alliance or any other opportunities to the Company and nothing in this Agreement shall be construed to limit Paramount's ability to introduce Investment, Sale, Acquisition, Strategic Alliance or any other opportunities to any other company. In the event that Paramount and/or any officer, director, employee or former employee or affiliate thereof acquires knowledge of a potential transaction, agreement, arrangement or other matter which may be a corporate opportunity for both Paramount and the Company, neither Paramount nor any of its officers, directors, employees or former employees or affiliates shall have any duty to communicate or offer such corporate opportunity to the Company and neither Paramount nor any of its officers, directors, employees or former employees or affiliates shall be liable to the Company for breach of any fiduciary or other duty, as a stockholder or otherwise, solely by reason of the fact that Paramount or any of its officers, directors, employees or former employees or affiliates pursue or acquire such corporate opportunity for Paramount, direct such corporate opportunity to another person or entity or communicate or fail to communicate such corporate opportunity or entity to the Company.

              (b) The provisions of this Section 15 shall be enforceable to the fullest extent permitted by law.

       16. Paramount has not (a) made any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (b) conducted any seminar or meeting whose attendees had been invited by any general advertising or general solicitation in connection with the sale of the Company's Series B 5% Convertible Preferred Stock and Warrants to Purchase Common Stock under the Preferred Stock and Warrant Purchase Agreement dated as of February 16, 1999.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.


                                   Sincerely yours,

                                   PARAMOUNT CAPITAL, INC.


                                   By: /s/ Lindsay A. Rosenwald
                                      ----------------------------------
                                   Name:   Lindsay A. Rosenwald, M.D.
                                   Title:  Chairman


Confirmed as of the date hereof:

NEOPROBE CORPORATION



By: /s/ David C. Bupp
   -------------------------------------------------
Name:    David C. Bupp
Title:   President and Chief Executive Officer